Exhibit 99.1

TheStreet Reports Fourth Quarter and Full Year 2017 Results

●	Net income attributable to common stockholders for the fourth quarter and full year 2017 totaled $25.6 million and $25.0 million, respectively, as compared to a net loss of $11.6 million and $17.5 million, respectively, for the same periods last year.

●	Diluted net income attributable to common shareholders totaled $0.58 per share and $0.66 per share for the fourth quarter and full year 2017, respectively, as compared to a net loss of $0.33 per share and $0.50 per share, for the same periods last year.

●	Adjusted EBITDA of $2.8 million and $8.0 million for the fourth quarter and full year 2017, respectively, increased $1.6 million and $5.2 million, respectively, as compared to the same periods last year.

●	Revenue increased $0.1 million to $16.0 million in the fourth quarter 2017 compared to the fourth quarter 2016. Revenue decreased $1.0 million for the 2017 full year to $62.5 million as compared to the same periods in 2016, an improvement from the decrease in revenue of $4.2 million in 2016 compared to 2015.

●	Operating expense improved $1.4 million and $5.2 million year over year for the fourth quarter and full year ended 2017, respectively, as compared to the same period last year (excluding the goodwill impairment recorded in 2016 and restructuring and other charges recorded in the periods).

●	Cash, cash equivalents, restricted cash and marketable securities of $13.9 million decreased $9.6 million as compared to December 31, 2016 resulting primarily from the extinguishment of the Series B Preferred Stock in November 2017.

NEW YORK, March 5, 2018 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the fourth quarter and full year ended December 31, 2017.

For the fourth quarter of 2017, the company reported total revenue of $16.0 million, an increase of $0.1 million from the year prior. Net income for the quarter was $3.2 million, which represents the third consecutive quarter in 2017 where the company reported net income. Adjusted EBITDA (1) for the fourth quarter of 2017 was $2.8 million.

For the full year 2017, the company reported revenue of $62.5 million, a decrease of $1.0 million, or 1.6%, from $63.5 million in the prior year. Net income for the year was $2.6 million, which represents the first reported full year net income for the company since 2008. Adjusted EBITDA for full year 2017 was $8.0 million.

“I’m pleased to announce that the turnaround we started in 2016 and throughout the past year led to net income both including and excluding the unusual benefits and one-time charges for both the fourth quarter and the full year,” said David Callaway, President and CEO. “This is the first full year of net income since before the financial crisis. Combined with the retirement of our preferred stock in November and the support of new and existing shareholders, we now have the flexibility to extend the turnaround momentum into 2018.”

On November 10, 2017 the company announced that it had exchanged all shares of its Series B Preferred Stock for 6,000,000 shares of the company’s Common Stock and $20,000,000 cash. As a result of the retirement of the Series B Preferred Stock in the fourth quarter, the Company recorded a $22.4 million capital contribution attributable to preferred stockholders resulting in fully diluted net income to common shareholders of $0.58 per share and $0.66 for the fourth quarter and full year 2017, respectively, as compared to a loss of $0.33 per share and $0.50 per share during the same periods last year. Excluding the capital contribution attributable to preferred stockholders, goodwill impairment in 2016 and other restructuring charges recorded in both years, the Company recorded fully diluted net income attributable to common stockholders of $0.08 per share for the fourth quarter 2017 and $0.08 per share for the full year 2017 as compared to a net income of $0.01 attributable to common stockholders and a net loss of $0.09 attributable to common stockholders for the fourth quarter and full year of 2016, respectively.

Fourth quarter and full year 2017 net income reflects declines in cost of services and sales and marketing and depreciation and amortization expense and lower full year general and administrative expenses. This is partially offset by restructuring expense totaling $0.3 million and $0.5 million, for the fourth quarter and full year 2017, respectively. Drivers of the fourth quarter and full year 2016 net loss are a non-cash goodwill impairment in the amount of $11.6 million, an additional non-cash depreciation charge of $1.5 million, restructuring charges related to severance as well as lower premium subscription revenue, all partially offset by a $1.8 million non-cash contingent consideration reduction from the purchase of Management Diagnostics Limited (“MDL”).

Fourth Quarter Results

Business-to-business (“B2B”) revenue, which includes BoardEx, The Deal and RateWatch, totaled $8.3 million for the fourth quarter, up $0.9 million or 12% as compared to the fourth quarter of 2016. Business-to-consumer (“B2C”) revenue was $7.6 million for the fourth quarter 2017, down $0.8 million, or 10%, compared to the fourth quarter of 2016. B2B revenue continues to grow, comprising 52% of total revenue for the fourth quarter of 2017.

Operating expenses for the fourth quarter of 2017 were $15.1 million as compared to $28.2 million for the fourth quarter of 2016. Operating expense for the fourth quarter of 2017 includes $0.3 million of severance charges. The fourth quarter of 2016 includes an $11.6 million non-cash goodwill impairment, a cumulative adjustment of a non-cash depreciation charge of $1.5 million and a non-cash reduction of a contingent consideration of $1.8 million from the purchase of MDL in 2014 (collectively “Charges”), severance of $1.4 million, partially offset by the reversal of $0.7 million recorded in Q1 2016 as a one-time sales tax provision. In 2016, the Company also recorded a goodwill impairment charge related to a series of acquisitions made in 2012 and 2014 that have since produced results that were lower than expected at the time of the acquisitions. In addition, the company took measures to reduce costs and incurred a $1.4 million severance related charge. Excluding the 2017 severance and 2016 Charges, severance and reversal of the one-time sales tax provision, operating expenses for the fourth quarter 2017 decreased $1.4 million as compared to the fourth quarter of 2016.

Net income of $3.2 million for the fourth quarter of 2017 was an increase of $14.9 million from the prior year period. Excluding the Charges and one-time costs recorded during the periods, net income was $3.5 million for the fourth quarter 2017, an increase of $3.1 million over the same quarter last year. Adjusted EBITDA for the fourth quarter of 2017 was $2.8 million compared to $1.2 million from the prior year period. The increase in Adjusted EBITDA primarily resulted from strong B2B revenue growth, partially offset by the decline in B2C subscription revenue and lower operating expenses from cost controls instituted over the last year.

The Company reversed its UK operations tax valuation allowance of $1.9 million during the fourth quarter of 2017 due to positive earnings as well as a favorable profit outlook of its UK business and recorded a tax credit related to the recently enacted federal tax reform of $0.7 million.

Business-to-Business Revenue

B2B revenue for the fourth quarter of 2017 was $8.3 million, an increase of $0.9 million, or 12%, compared to the fourth quarter of 2016. Year over year revenue growth resulted primarily from increased subscription and information service revenue in the BoardEx and RateWatch businesses. In addition, The Deal also had higher year over year revenue in advertising and events for the fourth quarter 2017. Revenue growth also resulted from FX gains of $0.1 million during the quarter. This was partially offset by lower subscription income of $0.1 million in The Deal.

Business-to-Consumer Revenue

B2C revenue for the fourth quarter of 2017 was $7.6 million, a decrease of $0.8 million, or 10%, from $8.5 million in the fourth quarter of 2016. B2C subscription revenue for the fourth quarter of 2017 was $4.9 million, a decrease of $0.5 million, or 9%, from $5.3 million in the fourth quarter of 2016. This decrease primarily related to a 12% decline in the weighted-average number of subscriptions offset by a 3% increase in the average revenue recognized per subscription. Average monthly churn (2) improved to 4.04% for the fourth of 2017 from 4.21% for the fourth quarter of 2016. B2C advertising revenue also declined $0.5 million, or 17% primarily from the lower advertising generated by repeat advertisers. This was partially offset by higher event revenue which resulted from a highly successful “Teach-In” event hosted by Jim Cramer during the quarter.

Full Year Results

B2B revenue for the full year 2017 totaled $31.5 million, up $2.1 million or 7% from the prior year. Exchange rate changes related to the Pound sterling, negatively impacted BoardEx revenue by $0.2 million for the full year 2017. Adjusted for the negative impact of FX, total B2B revenue increased 8%. Growth of $2.0 million and $0.5 million in BoardEx and RateWatch, respectively, was partially offset by a decline of $0.4 million in The Deal (primarily in subscription revenue).

B2C revenue was $31.0 million, down 9%, compared to the prior year. The full year revenue decline resulted primarily in premium newsletter which declined $2.9 million year over year primarily from a 14% decline in the number of subscriptions partially offset by a 1% increase in average rate per subscriber. B2C advertising revenue of $9.5 million also declined $0.3 million as compared to full year 2016.

Operating expenses for the full year 2017 were $61.8 million, a decrease of $18.9 million, or 23%, from $80.7 million in the prior year. Operating expense for the full year of 2017 includes $0.6 million of restructuring and severance related charges. Excluding the 2017 restructuring and severance expense and the 2016 Charges mentioned in the Fourth Quarter Results above, along with other 2016 one-time expenses including severance of $1.6 million, restructuring charges of $1.0 million and a one-time sales tax expense of $0.7 million, operating expenses for full year 2017 decreased by $5.2 million, or 8%, as compared to the same period of the prior year. The $5.2 million reduction in operating expense primarily resulted from lower employee compensation and related benefits, outside freelance costs, change in the utilization of advertising and promotion along with savings in other general operating costs. Savings were partially offset by fluctuations of FX rates. Net income for the full year 2017 was $2.6 million compared to a net loss $17.5 million in the prior year.

With the retirement of the Company’s Series B Preferred Stock in November 2017, the company recorded a capital contribution attributable to preferred stockholders of $22.4 million resulting in a diluted net income attributable to common shareholders of $0.66 per share for full year 2017, as compared to a net loss to common shareholders of $0.50 per share for the prior year period. Adjusted EBITDA for the full year 2017 was $8.0 million compared to $2.8 million for the prior year.

Cash on hand

Net cash provided by operating activities for the full year ending December 31, 2017 totaled $6.0 million, up $8.7 million as compared to the same period during the prior year. The increase in net cash provided by operating activities was primarily the result of the change in our net income (loss) between periods, net of the 2016 goodwill impairment and change in the fair value of contingent consideration, change in the balance of deferred revenue and accounts receivable, partially offset by the change in the balance of accrued expenses and accounts payable. Increased cash from operating activities, lower year over year capital expenditures of approximately $1.2 million and proceeds received from the common stock PIPE with 180 Degree Capital Corp. was offset by the $20.9 million payment related to the extinguishment of the Series B preferred stock and related costs. As a result, the Company ended the year with cash and cash equivalents, restricted cash and marketable securities of $13.9 million, as compared to $23.4 million at December 31, 2016.

Conference Call Information

TheStreet will discuss its financial results for the fourth quarter and full year ending December 31, 2017 on March 6, 2018 at 8:30 a.m. EDT.

To participate in the call, please dial 866-548-4713 (domestic) or 323-794-2093 (international). The conference code is 1986342. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at. http://investor-relations.thestreet.com/events.cfm

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company’s flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years. The Company’s portfolio of institutional brands includes The Deal (www.thedeal.com), which provides actionable, intraday coverage of mergers, acquisitions and all other changes in corporate control; BoardEx (www.boardex.com), a relationship mapping service of corporate directors and officers; and RateWatch (www.rate-watch.com), which supplies rate and fee data from banks and credit unions across the U.S.

Non-GAAP Financial Information

(1) To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company also uses “EBITDA” and “Adjusted EBITDA”, non-GAAP measures of certain components of financial performance. “EBITDA” is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. “Adjusted EBITDA” further eliminates the impact of non-cash stock compensation, impairment charges, restructuring, transaction related costs, severance and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.

(2) Average monthly churn is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three. Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2018. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission (“SEC”) that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2017	December 31, 2016
	(unaudited)
Current Assets:
Cash and cash equivalents	$11,684,817	$21,371,122
Accounts receivable, net of allowance for doubtful accounts of $278,997 at December 31, 2017 and $316,204 at December 31, 2016	4,684,570	5,119,959
Other receivables	389,353	358,266
Prepaid expenses and other current assets	1,707,574	1,416,956
Total current assets	18,466,314	28,266,303
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization of $5,090,658 at December 31, 2017 and $5,682,286 at December 31, 2016	2,751,812	3,550,007
Marketable securities	1,680,000	1,550,000
Other assets	306,465	285,843
Goodwill	29,419,522	29,183,141
Other intangibles, net of accumulated amortization of $23,563,514 at December 31, 2017 and $20,134,178 at December 31, 2016	14,020,982	15,127,818
Deferred tax asset	1,865,453	—
Restricted cash	500,000	500,000
Total assets	$69,010,548	$78,463,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,013,797	$2,526,034
Accrued expenses	3,765,795	5,115,558
Deferred revenue	23,308,678	22,476,962
Other current liabilities	1,904,614	983,799
Total current liabilities	30,992,884	31,102,353
Noncurrent Liabilities:
Deferred tax liability	1,932,606	2,036,487
Other liabilities	2,064,109	3,274,816
Total liabilities	34,989,599	36,413,656

Stockholders’ Equity:
Preferred stock; $0.01 par value; 10,000,000 shares authorized; 5,500 shares issued and 5,500 shares outstanding at December 31, 2016; the aggregate liquidation preference totals $55,000,000 at December 31, 2016	—	55
Common stock; $0.01 par value; 100,000,000 shares authorized; 56,891,551 shares issued and 49,181,462 shares outstanding at December 31, 2017, and 42,936,906 shares issued and 35,421,217 shares outstanding at December 31, 2016	568,916	429,369
Additional paid-in capital	259,569,737	271,143,445
Accumulated other comprehensive loss	(4,845,650)	(5,898,305)
Treasury stock at cost; 7,710,089 shares at December 31, 2017 and 7,515,689 shares at December 31, 2016	(13,484,924)	(13,211,141)
Accumulated deficit	(207,787,130)	(210,413,967)
Total stockholders’ equity	34,020,949	42,049,456

Total liabilities and stockholders’ equity	$69,010,548	$78,463,112

THESTREET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue:
Business to business	$8,338,387	$7,443,532	$31,450,697	$29,323,401
Business to consumer	7,638,165	8,480,186	31,018,693	34,176,130
Total revenue	15,976,552	15,923,718	62,469,390	63,499,531

Operating expense:
Cost of services	6,483,645	8,484,313	27,115,500	32,440,598
Sales and marketing	3,360,437	4,062,663	13,559,393	15,697,065
General and administrative	3,732,817	3,226,628	15,494,219	16,157,151
Depreciation and amortization	1,297,474	2,685,442	5,132,259	5,681,563
Impairment of goodwill	—	11,583,000	—	11,583,000
Change in fair value of contingent consideration	—	(1,807,945)	—	(1,807,945)
Restructuring and other charges	271,320	(805)	470,299	959,686
Total operating expense	15,145,693	28,233,296	61,771,670	80,711,118
Operating income (loss)	830,859	(12,309,578)	697,720	(17,211,587)
Net interest income (expense)	20,583	(9,848)	46,807	(34,121)
Net income (loss) before income taxes	851,442	(12,319,426)	744,527	(17,245,708)
Recovery (provision) for income taxes	2,368,222	680,650	1,882,310	(269,007)
Net income (loss)	3,219,664	(11,638,776)	2,626,837	(17,514,715)
Capital contribution attributable to preferred stockholders	22,367,520	—	22,367,520	—
Net income (loss) attributable to common stockholders	$25,587,184	$(11,638,776)	$24,994,357	$(17,514,715)

Net income (loss) per share:
Basic net income (loss) attributable to common stockholders	$0.59	$(0.33)	$0.66	$(0.50)
Diluted net income (loss) attributable to common stockholders	$0.58	$(0.33)	$0.66	$(0.50)

Weighted average basic shares outstanding	43,303,851	35,257,706	37,624,103	35,236,113
Weighted average diluted shares outstanding	43,896,676	35,257,706	37,842,479	35,236,113

Reconciliation of net income (loss) to adjusted EBITDA - see note (1):
Net income (loss)	$3,219,664	$(11,638,776)	$2,626,837	$(17,514,715)
(Recovery) provision for income taxes	(2,368,222)	(680,650)	(1,882,310)	269,007
Net interest (income) expense	(20,583)	9,848	(46,807)	34,121
Depreciation and amortization	1,297,474	2,685,442	5,132,259	5,681,563
EBITDA	2,128,333	(9,624,136)	5,829,979	(11,530,024)
Impairment of goodwill	—	11,583,000	—	11,583,000
Change in fair value of contingent consideration	—	(1,807,945)	—	(1,807,945)
Restructuring and other charges	271,320	(805)	470,299	959,686
Stock based compensation	400,702	366,628	1,606,680	1,518,698
Severance	—	1,425,926	105,531	1,618,308
One-time sales tax provision	—	(700,000)	—	665,198
Recovery of previously impaired investment	—	(40,593)	—	(206,791)
Adjusted EBITDA	$2,800,355	$1,202,075	$8,012,489	$2,800,130

THESTREET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2017	2016
	(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$2,626,837	$(17,514,715)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	1,606,680	1,518,698
Provision for doubtful accounts	21,154	54,625
Depreciation and amortization	5,132,259	5,681,563
Impairment of goodwill	—	11,583,000
Deferred taxes	(1,900,594)	130,192
Change in fair value of contingent consideration	—	(1,807,945)
Restructuring and other charges	—	105,113
Deferred rent	(526,579)	(678,064)
Changes in operating assets and liabilities:
Accounts receivable	485,592	(226,980)
Other receivables	(30,101)	421,843
Prepaid expenses and other current assets	(273,101)	(231,310)
Other assets	(2,693)	26,271
Accounts payable	(518,834)	41,541
Accrued expenses	(1,383,875)	67,540
Deferred revenue	728,118	(1,916,494)
Other current liabilities	(3,511)	(138,187)
Other liabilities	—	125,264
Net cash provided by (used in) operating activities	5,961,352	(2,758,045)

Cash Flows from Investing Activities:
Restricted cash	—	161,250
Capital expenditures	(2,505,816)	(3,676,051)
Net cash used in investing activities	(2,505,816)	(3,514,801)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(68,245)	(12,762)
Proceeds from the sale of common stock	7,849,999	—
Cash dividends paid on preferred stock	(20,891,480)	—
Shares withheld on RSU vesting to pay for withholding taxes	(273,783)	(154,600)
Net cash used in financing activities	(13,383,509)	(167,362)

Effect of exchange rate changes on cash and cash equivalents	241,668	(634,086)

Net decrease in cash and cash equivalents	(9,686,305)	(7,074,294)
Cash and cash equivalents, beginning of period	21,371,122	28,445,416
Cash and cash equivalents, end of period	$11,684,817	$21,371,122

Reconciliation of net loss to free cash flow - see note (1):
Net income (loss)	$2,626,837	$(17,514,715)
Noncash expenditures	4,332,920	16,587,182
Changes in operating assets and liabilities	(998,405)	(1,830,512)
Capital expenditures	(2,505,816)	(3,676,051)
Free cash flow	$3,455,536	$(6,434,096)